Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES
REPORTS FIRST QUARTER 2009 RESULTS

- Q1 Net Revenues of $141.2 million
- Q1 Segment EBITDA of $19.7 million
- Q1 EBITDA of $15.5 million
- Non-cash impairment charge relating to Bulgaria

HAMILTON, BERMUDA, April 29, 2009 – Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three months ended March 31, 2009.

Net revenues for the first quarter of 2009 were $141.2 million, a decrease of 37%, compared to the first quarter of 2008. Operating income for the quarter decreased $130.0 million to a loss of $(84.5) million and includes an impairment charge of $81.8 million relating to the Company’s Bulgarian operations. Net income from continuing operations decreased $62.4 million to a loss of $(46.7) million, and fully diluted income per share decreased by $1.39 to a loss of $(1.05).  Segment EBITDA(1)  for the first quarter of 2009 was $19.7 million compared to $75.3 million in the first quarter of 2008.

Adrian Sarbu, President and Chief Operating Officer of CME, commented: “The first quarter of 2009 was the toughest in our history across all markets. We foresaw this trend and have managed our sales and costs  to limit the impact of the decline in advertising spending. Our leadership remains strong and our advertising share in our core markets increased. Our main priority for the quarter, liquidity, was successfully addressed. Time Warner agreed to invest US$ 241.5 million in CME. I see this as a sign of confidence in our markets, people and strategy for the future.”

- continued -

1)
Segment Data and Segment EBITDA as used in this press release are all non-US GAAP measures.  Beginning in the first quarter of 2009, we no longer describe our operating performance in terms of Segment EBITDA, which reflects our station operating performance but excludes corporate costs. In the following discussion, we describe our operating performance in terms of EBITDA, which is equal to total EBITDA of each of our segments minus corporate costs. We define EBITDA margin as EBITDA expressed as a percentage of Net Revenues. Comparative numbers reflect this change. For further details, including the definition of EBITDA and details of the most directly comparable US GAAP financial measures to non-US GAAP measures, see ‘Segment Data’ below.

Results for the Three Months Ended March 31, 2009

Net revenues for the three months ended March 31, 2009 decreased by 37% to $141.2 million from $223.0 million for the three months ended March 31, 2008.  Operating income for the quarter was a loss of $(84.5) million compared to a gain of $45.5 million for the three months ended March 31, 2008.  Net income attributable to the shareholders of CME Ltd. for the quarter was a loss of $(44.4) million compared to income of $14.4 million for the three months ended March 31, 2008.  Fully diluted (loss) / income per share for the three months ended March 31, 2009 decreased $1.39 to a loss of $(1.05).

EBITDA, which includes corporate operating costs and stock-based compensation, for the three months ended March 31, 2009 decreased from $65.5 million in the three months ended March 31, 2008 to $ 15.5 million. EBITDA margin for the three months ended March 31, 2009 was 11% compared to 29% in the three months ended March 31, 2008.

Headline results for the three months ended March 31, 2009 and 2008 were:

	RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000’s)
	2009	2008	$ change	% change
Net revenues	$141,221	$223,023	$(81,802)	(37)%
EBITDA	$15,466	$65,468	$(50,002)	(76)%
Operating (loss) / income	$(84,482)	$45,473	$(129,955)	Nm(1)
Net (loss) / income attributable to CME Ltd.	$(44,438)	$14,445	$(58,883)	Nm(1)
Fully diluted (loss) / income per share	$(1.05)	$0.34	$(1.39)	Nm(1)

(1) Number is not meaningful

Segment Results

We evaluate the performance of our operations based on Net Revenues and EBITDA (earnings before interest, taxes, depreciation and amortization).

Our total Net Revenues, total EBITDA and EBITDA margin for the three months ended March 31, 2009 and 2008 were:

	SEGMENT RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000's)
	2009	2008	$ change	% change
Net Revenues – broadcast operations	$139,433	$221,050	$(81,617)	(37)%
Net Revenues – non-broadcast operations	1,788	1,973	(185)	(9)%
Net Revenues	$141,221	$223,023	$(81,802)	(37)%
EBITDA – broadcast operations	$21,611	$76,752	$(55,141)	(72)%
EBITDA – non-broadcast operations	(1,886)	(1,478)	(408)	(28)%
EBITDA – Corporate	(4,259)	(9,806)	5,547	57%
Total EBITDA	$15,466	$65,468	$(50,002)	(76)%
EBITDA Margin	11%	29%

CME will host a teleconference to discuss its first quarter results on Wednesday, April 29, 2009 at 9:00 a.m. New York time (2:00 p.m. London time and 3:00 p.m. Prague time). The teleconference will refer to presentation slides, which will be available on CME’s website at www.cetv-net.com prior to the call.

To access the teleconference, U.S. and international callers may dial +1 412-858-4600 ten minutes prior to the start time.  The conference call will be broadcast live via www.cetv-net.com.

A replay of the teleconference will be available for one week following the call and may be accessed by dialing +1 412-317-0088 for U.S. and international callers, passcode 9381217. A digital audio replay in mp3 format will also be archived on the Company’s website at www.cetv-net.com for two weeks following the call.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the credit crisis and economic downturn in our markets as well as in the United States and Western Europe; decreases in television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the impact of any additional investments we make in our Bulgaria, Croatia and Ukraine operations; our effectiveness in implementing our strategic plan for our Ukraine operations or our Bulgaria operations; the successful completion of our private placement transaction with an affiliate with Time Warner Inc.; our ability to make future investments in television broadcast operations; our ability to develop and  implement strategies regarding sales and multi-channel distribution; changes in the political and regulatory environments where we operate and application of relevant laws and regulations; the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses; and our ability to acquire necessary programming and attract audiences.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in CME’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on April 29, 2009.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Securities and Exchange Commission on April 29, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009.

We make available, free of charge, on our website at www.cetv-net.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

CME is a broadcasting company operating leading networks in seven Central and Eastern European countries with an aggregate population of approximately 97 million people. The company’s television stations are located in Bulgaria (TV2 and Ring TV), Croatia (Nova TV), Czech Republic (TV Nova, Nova Cinema and Nova Sport), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), Slovakia (TV Markíza and Nova Sport), Slovenia (POP TV and Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International and Kino). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cetv-net.com or contact:

Romana Tomasová,
Vice President - Corporate Communications,
Central European Media Enterprises
+420 242 465 525
romana.tomasova@cme-net.com

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(US$ 000’s, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Net revenues	$141,221	$223,023
Operating costs	29,393	33,015
Cost of programming	74,922	94,087
Depreciation of station property, plant and equipment	11,616	12,114
Amortization of broadcast licenses and other intangibles	6,101	7,670
Cost of revenues	122,032	146,886
Selling, general and administrative expenses (including non-cash stock based compensation of $1.5 million and $1.8 million in the three months ended March, 31 2009 and 2008, respectively)	21,828	30,664
Impairment charge	81,843	-
Operating (loss) / income	(84,482)	45,473
Interest expense, net	(20,684)	(13,049)
Foreign currency exchange loss, net	39,264	(17,428)
Change in fair value of derivatives	6,130	(10,258)
Other income	99	651
(Loss) / income from continuing operations before tax	(59,673)	5,389
Income tax credit	12,995	10,283
(Loss) / income from continuing operations	(46,678)	15,672
Discontinued operations, net of tax	(262)	(750)
Net (loss)/ income	(46,940)	14,922
Net loss / (income) attributable to noncontrolling interests	2,502	(477)
Net (loss) / income attributable to CME Ltd.	$(44,438)	$14,445

PER SHARE DATA:
Net income / (loss) per share
Continuing operations - Basic	$(1.04)	$0.36
Continuing operations - Diluted	(1.04)	0.35
Discontinued operations – Basic	(0.01)	(0.02)
Discontinued operations - Diluted	(0.01)	(0.01)
Net (loss) / income attributable to CME Ltd common shareholders – Basic	(1.05)	0.34
Net (loss) / income attributable to CME Ltd common shareholders – Diluted	$(1.05)	$0.34

Weighted average common shares used in computing per share amounts (000s):
Basic	42,337	42,316
Diluted	42,337	42,732

Segment Data

We manage our business on a geographic basis, and review the performance of each segment using data that reflects 100% of operating and license company results. Our segments are comprised of Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine.  We evaluate the performance of our segments based on Net Revenues and EBITDA, which is also used as a component in determining management bonuses.

EBITDA is determined as net income/loss, which includes costs for program rights amortization costs, before interest, taxes, depreciation and amortization of intangible assets. Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in EBITDA, include foreign currency exchange gains and losses; changes in the fair value of derivatives; and certain unusual or infrequent items (e.g., impairments of assets or investments).

Below are tables showing each of our Net Revenues, EBITDA, Depreciation, Amortization and Impairment and Operating income/(loss) by operation for the three months ended March 31, 2009 and 2008:

(US $000's)	For the Three Months Ended March 31,
	2009	2008
Net Revenues (1)
Bulgaria (2)	$596	$-
Croatia	10,203	11,534
Czech Republic	56,127	85,558
Romania	35,689	57,996
Slovak Republic	20,571	26,234
Slovenia	13,134	17,951
Ukraine	4,901	23,750
Total Operating Segments	$141,221	$223,023
Corporate	-	-
Total	$141,221	$223,023

EBITDA
Bulgaria (1)	$(6,730)	$-
Croatia	(43)	(2,730)
Czech Republic	24,893	43,845
Romania	7,147	23,376
Slovak Republic	3,728	9,137
Slovenia	3,010	4,340
Ukraine	(12,280)	(2,694)
Total Operating Segments	$19,725	$75,274
Corporate	(4,259)	(9,806)
Total	$15,466	$65,468

(1) All net revenues are derived from external customers.  There are no inter-segmental revenues.

(2) We acquired our Bulgaria operations on August 1, 2008.

(US $000's)	For the Three Months Ended March 31,
	2009	2008
Depreciation, Amortization and Impairment
Bulgaria (1)	$83,923	$-
Croatia	1,069	1,410
Czech Republic	6,109	10,146
Romania	3,342	3,571
Slovak Republic	2,773	2,576
Slovenia	1,426	1,283
Ukraine	918	828
Total Operating Segments	$99,560	$19,784
Corporate	388	211
Total	$99,948	$19,995

Operating (loss) / income
Bulgaria (1)	$(90,653)	$-
Croatia	(1,112)	(4,140)
Czech Republic	18,784	33,699
Romania	3,805	19,835
Slovak Republic	955	6,561
Slovenia	1,584	3,057
Ukraine	(13,198)	(3,522)
Total Operating Segments	$(79,835)	$55,490
Corporate	(4,647)	(10,017)
Total	$(84,482)	$45,473

(1) We acquired our Bulgaria operations on August 1, 2008.